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                                                                 EXHIBIT 4.19(b)


                               FOURTH AMENDMENT TO
                         POOLING AND SERVICING AGREEMENT


         THIS FOURTH AMENDMENT TO POOLING AND SERVICING AGREEMENT, dated as of August 16, 2000 (this "Amendment"), is entered into among GAYLORD RECEIVABLES CORPORATION, a Delaware corporation ("GRC"), as the Transferor, GAYLORD CONTAINER CORPORATION, a Delaware corporation ("Gaylord"), as the initial Servicer, and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as the Trustee.

                                    RECITALS:

         WHEREAS, GRC, Gaylord and the Trustee are parties to the Pooling and Servicing Agreement dated as of September 24, 1993, as amended prior to the date hereof (as so amended, the "Agreement"); and

         WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Defined Terms. Capitalized terms used but not defined herein have the meaning set forth in Appendix A to the Agreement.

         2. Section 3.02(b) of the Agreement is hereby amended by adding the following sentence to the end of clause (b):

              Notwithstanding the foregoing, with respect to Receivables originated by the S&G Packaging Division, the Servicer shall not be required to cause the Collections in respect of such Receivables to be deposited into the Bank Accounts and the Trust Accounts pursuant to the terms and provisions of Section 3.03 and Article IV prior to March 31, 2001 unless such Receivables shall have been characterized as Eligible Receivables for purposes of calculating the Base Amount.

         3. The first sentence of Section 3.07 of the Agreement is hereby amended and restated in its entirety as follows:

              On or before June 30 of each calendar year, beginning with June 30, 2001 the Servicer shall, as an expense of the Servicer paid out of the Servicing Fee, cause Deloitte & Touche or another firm of nationally recognized independent public accountants (which may




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                                                 Pooling and Servicing Agreement

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         also render other services to the Servicer, the Seller or GRC) that is reasonably acceptable to the Trustee to furnish a report to the Trustee, the Servicer, S&P and GRC (which report shall be addressed to the Trustee and shall relate to the one year period ending in the previous March fiscal month end); provided that, after the commencement of the Liquidation Period as a result of (i) the declaration of the Liquidation Commencement Date pursuant to Section 9.01 (other than as a result of the occurrence and continuance of any of the Liquidation Events specified hereinafter in subclause (ii)), (ii) the occurrence of a Liquidation Event pursuant to Section 9.01(a), (d), (e), (l), or (o) or (iii) the occurrence of the event described in clause (e) of the definition of "Liquidation Commencement Date," the Majority Investors may direct the Trustee to replace the firm of nationally recognized independent public accountants that the Servicer has selected to provide the report described in this Section 3.07 with another firm of nationally recognized certified public accountants selected by the Trustee.

         4. Section 4.03(f) of the Agreement is hereby amended by amending and restating clauses First and Second, respectively, in their entirety as follows:

              First, to the Carrying Cost Account until the amount allocated to the Carrying Cost Account equals the Carrying Cost Reserve, except that: (i) with respect to any Settlement Date, the amount allocated pursuant to this clause First in respect of the Servicing Fees shall not exceed the Servicing Fee Base Amount, and (ii) with respect to all Settlement Dates occurring in any calendar year, the aggregate amount allocated pursuant to this clause First in respect of Accrued Carrying Costs, other than the Servicing Fee Base Amount, Series Fee Amounts and interest on the Investor Certificates, shall not exceed $100,000.

              Second, to the Defeasance Account in respect of any repayment or any full or partial prepayment of the aggregate Ratable Principal Amount of any series of Investor Certificates which is to be made during a Pay-Out Period; provided that, if Pay-Out Periods commence with respect to more than one series of Investor Certificates as a result of the same Liquidation Event but the commencement dates of such Pay-Out Periods differ, funds shall be allocated to the Defeasance Account with respect to each such series on the basis of the Ratable Principal Amounts of each such series as of the first such commencement date; provided, further, that the aggregate amount of funds allocated to the Defeasance Account pursuant to this clause Second and clause Fifth below on any day shall not exceed the aggregate amount of funds that would have been allocated to the Investor Certificates on such day if the Liquidation Period were then in effect and the Liquidation Commencement Date for such Liquidation Period occurred on a day that was the Pay-Out Period Commencement Date with respect to such series of Investor Certificates.

         5. Section 4.03(f) of the Agreement is hereby amended by amending and restating clause Seventh in its entirety as follows:




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              Seventh, to fund or pay (i) the Carrying Cost Account until the amount allocated to the Carrying Cost Account equals the Carrying Cost Reserve, (ii) other accrued and unpaid expenses of the Program including, without limitation, indemnification payments required to be made under the Transaction Documents, and (iii) all interest, if any, that is required to be paid on such Business Day pursuant to Section 5.01(g); and

         6. Section 4.03(g) of the Agreement is hereby amended by amending and restating clauses First , Second, and Six, respectively, as follows:

              First, to pay Accrued Carrying Costs (other than the Servicing
         Fee), except that, with respect to all Settlement Dates in any calendar year, the aggregate amount allocated pursuant to this clause First and clause First of Section 4.03(f) in respect of Accrued Carrying Costs other than Servicing Fee Base Amount, the Series Fee Amounts and interest on Investor Certificates shall not exceed $100,000;

              Second, to pay to the Servicer, at the times specified in Section 3.04, the then accrued and unpaid Servicing Fee if a GCC Person is not the Servicer, provided, however, that if a GCC Person is the Servicer, then the amount to be allocated to pay the Servicing Fee pursuant to this clause Second shall equal only the portion of the Servicing Fee to be paid to Persons who are not GCC Persons (including, without limitation, the Trustee); and provided, further that with respect to any Settlement Date the amount allocated pursuant to this clause Second shall not exceed the Servicing Fee Base Amount;

              Sixth, to the extent not paid pursuant to clauses First or Second above, to pay, in the following order of priority, (i) the accrued and unpaid Servicing Fee payable to a Person other than a GCC Person, (ii) other accrued and unpaid expenses of the Program (including, without limitation, indemnification payments to be made under the Transaction Documents, (iii) all interest, if any, that is required to be paid on such day pursuant to Section 5.01(g); (iv) any other costs and expenses constituting the Carrying Costs; and (v) the accrued and unpaid Servicing Fee payable to Servicer that is a GCC Person.

         7. Section 7.02 (l) of the Agreement is hereby amended by amending clause (C) thereof as follows:

              (C) no other amendment or modification of, or supplement to, the Amendment Approval Documents which has been approved by S&P shall be effective unless the Series Majority Investors of each series of Investor Certificates shall have given prior written consent to such amendment, modification or supplement;

         8. Section 7.02 (n) of the Agreement is hereby amended by amending clause (D) thereof as follows:



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              (D) secured and unsecured indebtedness and other obligations to its Affiliates that are subject to subordination terms substantially similar to the subordination terms of the GRC Note,

         9. Section 8.02 (d) of the Agreement is hereby amended by amending clause (iii) thereof as follows:

              (iii) no other amendment or modification of, or supplement to, the Amendment Approval Documents which has been approved by S&P shall be effective unless the Series Majority Investors of each series of Investor Certificates shall have given prior written consent to such amendment, modification or supplement;

         10. Section 9.01(d) of the Agreement is hereby amended and restated in its entirety as follows:

              (d) an Event of Bankruptcy shall occur with respect to GRC or the Seller, or GRC shall become unable for any reason to transfer Receivables or Related Transferred Assets to the Trust in accordance with the provisions of this Agreement, provided that if, at any time prior to the Liquidation Commencement Date, a Liquidation Event occurs pursuant to this Section 9.01(d) as a result of an involuntary bankruptcy proceeding being filed against the Seller, then, notwithstanding anything to the contrary in this Section 9.01(d) or in the definition of "Liquidation Commencement Date," on and after the day on which such an involuntary bankruptcy proceeding is filed, GRC shall cease to purchase Receivables and the Related Purchased Assets from the Seller and to transfer Receivables and Related Transferred Assets to the Trust; provided that GRC may resume such purchases and transfers if, within ten days after any such filing, (i) GRC or the Seller shall have obtained an order from the court conducting such involuntary bankruptcy proceeding (A) authorizing the Seller to continue to make sales of Receivables and Related Assets to GRC and (B) confirming that such sales, and any security interest related thereto, will not be voidable as a postpetition transaction under Section 549 of the Bankruptcy Code or in any other similar proceedings, and (ii) counsel to the Seller and to GRC shall have reaffirmed the conclusions in the opinions delivered pursuant to Section 4.1(j)(i) of the Purchase Agreement, which reaffirmation shall be reasonably acceptable to the Trustee, S&P and the Required Investors;

         11. Section 9.01 of the Agreement is hereby amended by: (i) deleting the word "or" at the end of clause (n), and (ii) adding clauses (p) and (q), respectively, as follows:

              (p) the Settlement Statement delivered on any Report Date shall show that, as of the immediately preceding Cut-Off Date, the Average Dilution Ratio, for both (i) the period of the most recent three consecutive Calculation Periods ending on such Cut-Off Date and (ii) the period of three consecutive Calculation Periods which immediately preceded the three Calculation Periods in subclause (i), exceeded 7.5%; or



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              (q) the Settlement Statement delivered on any Report Date shall show that, as of the immediately preceding Cut-Off Date, the Average Days Sales Outstanding, for both (i) the period of the most recent three consecutive Calculation Periods ending on such Cut-Off Date and
         (ii) the period of three consecutive Calculation Periods which immediately preceded the three Calculation Periods in subclause (i), exceeded 55 days,

         12. The text of Section 9.01 of the Agreement immediately following clause (q) thereof is hereby amended by deleting the reference (in the third line thereof) to "clause (o)", and substituting therefor a reference to "clause
(q)", so that the surrounding text reads as follows:

         then, (i) upon the occurrence and continuance of any event described in subsections (b), (c), (f) through (k) and (m) through (q) above,

         13. Section 9.01 of the Agreement is hereby further amended by amending and restating the second full paragraph following clause (q) in its entirety as follows:

              The Liquidation Commencement Date shall occur on the first Business Day on which the Seller has knowledge of the occurrence of an event described in subsection (k) above (if such event is then continuing), if (x) the Trust Assets are subject to an Adverse Claim that has priority over the interest of the Trustee, and the obligations secured or supported by such Adverse Claim exceed $2,000,000 in the aggregate, or (y) the Trustee ceases to have a valid perfected interest in Receivables in an aggregate amount exceeding $2,000,000, in each case, without any notice or other action on the part of the Trustee or the Investor Certificateholders, unless the Required Investors shall have waived the occurrence of such event,

         14. The following section is added to Article XIII of the Agreement:

              Section 13.21 Additional Information to S&P. Without limiting anything provided in this Agreement, the Trustee shall provide or cause to be provided to S&P any other information that may be requested by S&P and that is in the possession of the Trustee (including, without limitation, Daily Reports and Settlement Statements) in connection with the transactions contemplated by the Transaction Documents. The Transferor and the Servicer hereby consent to any and all such disclosures and agree to promptly reimburse the Trustee for its costs in connection therewith.

         15. Section 13.05(c) of the Agreement is hereby amended and restated in its entirety as follows:

              (1) in the case of S&P, to 55 Water Street, New York City, New York 10041;



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                                       5         Pooling and Servicing Agreement

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         16. The definitions of "Class A-RI Certificate" and "Discount Rate
Reserve" set forth in Appendix A to the Agreement are hereby amended and restated in their entirety as follows:


              "Class A-RI Certificate" means each Revolving Certificate which is designated as such and which represents a right to receive a variable principal amount, bears interest at a Class A-RI Certificate Rate, is executed by GRC and authenticated by or on behalf of the Trustee, and is substantially in the form of an exhibit to the Supplemental Issuance Agreement pursuant to which such series of Revolving Certificates is issued.

              "Discount Rate Reserve" means, at any time, an amount equal to the sum of (in each case, without duplication):

              (a) (i) the accrued and unpaid Carrying Costs as set forth in the then-effective Settlement Statement, plus (ii) the amount of Carrying Costs (other than Servicing Fees) that will, or are estimated to, have accrued by the next Settlement Date, as set forth in the then-effective Settlement Statement, plus

              (b) the Servicing Fee Reserve, as set forth in the then effective Settlement Statement, plus

              (c) an amount equal to (i) the Investor Invested Amount, times
         (ii) the weighted average of the interest rates per annum applicable to each series of Investor Certificates, in the case of each of the foregoing, as of the most recent Cut-Off Date times (iii) 25.0%, minus

              (d) the portion of the aggregate balance in the Master Collection Account that is allocated to the Carrying Cost Account as of such time.

         17. The definition of "Excess Concentration Balance" set forth in Appendix A to the Agreement is hereby amended by replacing clause (d) thereof with the following:

              (d) 3% for any one (1) other Obligor and 2% for each other Obligor that, in each case, is not an Obligor provided in clauses (a), (b) or
         (c) above.

         18. Each of the following definitions is hereby added, alphabetically, to Appendix A to the Agreement:

              "Average Days Sales Outstanding" means any period (expressed in a number of days) calculated as: (i) the average of the aggregate Unpaid Balance of all Receivables as of the applicable Cut-Off Date for each of the three immediately preceding Calculation Periods, multiplied by
         (ii) 91, divided by (iii) the aggregate amount of invoices giving rise to Receivables generated during the immediately preceding three Calculation Periods.


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              "Average Dilution Ratio" means, for any three consecutive
         Calculation Periods, a ratio equal to the sum of the Dilution Ratios shown on the Settlement Statement for each such Calculation Period divided by 3.

              "Authenticating Agent" means the Trustee or any other authenticating agent appointed by the Trustee pursuant to Section 6.11(a) of the Pooling and Servicing Agreement.

              "Series Fee Amount" means, (i) for Series 2000-1 A-RI Certificates, the aggregate amount of fees set forth in the Collateral Agent Fee Letter and the Facility Agent Fee Letter (as each such term is defined in the Amended and Restated Credit Agreement entered into in connection with Series 2000-1 Certificates), and (ii) for any other series of Certificates, the amount of regularly scheduled monthly or annual fees payable to the Trustee, or any agent for direct or indirect investors in, or lenders secured by, such Certificates pursuant to this Agreement, the applicable Supplemental Issuance Agreement or any related agreement; it being understood that extraordinary fees, expenses or indemnity obligations are not included in the Series Fee Amount but may be included in Accrued Carrying Costs.

              "Series Majority Investors" means, with respect to any series of Investor Certificates, the Holders of such series of Investor Certificates that evidence an aggregate principal amount of more than 50% of the aggregate outstanding principal amount of such series of the Investor Certificates.

              "Servicing Fee Base Amount", with respect to any Settlement Date, the portion of the Carrying Cost Reserve that would be attributable to the Servicing Fees if the Servicing Fees for any Calculation Period were equal to one-twelfth of the product of (a) 2.0% and (b) the aggregate Unpaid Balance of the Receivables measured on the first Business Day of the most recently ended Calculation Period.

              "Servicing Fee Excess" means, for any Calculation Period, the excess (if any) of (x) Servicing Fee for such period over (y) the Servicing Fee Base Amount for such period.

              "Servicing Fee Reserve" means, Servicing Fees that will, or are estimated to, have accrued by the Specified Date.

              "Specified Date" means, with respect to any date of determination, the date following the date of such determination that is 2 times the Average Days Sales Outstanding as shown in the then most recent Settlement Statement.


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         19. Representations and Warranties. Each of GRC and Gaylord
(individually and as the Servicer) hereby represents and warrants to the Trustee as follows:

            (a) Enforceability. The execution and delivery by it of this Amendment, and the performance of its obligations under this Amendment and the Agreement, as amended hereby, are within its corporate powers and have been duly authorized by all necessary corporate action on its part. The Agreement (as amended hereby) is its valid and legally binding obligations, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

            (b) No Default. Both before and immediately after giving effect to this Amendment, no Liquidation Event or Unmatured Liquidation Event exists or shall exist.

         20. Effect of Amendment. All provisions of the Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to this Agreement shall be deemed to be references to this Agreement as amended hereby.

         21. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

         22. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

         23. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any provision hereof or thereof.

                            [SIGNATURE PAGES FOLLOW]



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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                     GAYLORD RECEIVABLES CORPORATION,
                                       as the Transferor


                                     By:
                                          --------------------------------------
                                            Name:
                                             Title:


                                     GAYLORD CONTAINER CORPORATION,
                                       as initial Servicer



                                     By:
                                          --------------------------------------
                                            Name:
                                             Title:



                                                             Fourth Amendment to
                                      S-1        Pooling and Servicing Agreement

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                                     MANUFACTURERS AND TRADERS TRUST
                                     COMPANY,  as the Trustee



                                     By:
                                          --------------------------------------
                                            Name:
                                             Title:



                                                             Fourth Amendment to
                                      S-2        Pooling and Servicing Agreement